EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (this “Agreement”) is entered into as of May 1, 2014 (the “Effective Date”), by and between: (i) John Spegal (“Executive”); and (ii) ADS Waste Holdings, Inc., a Delaware corporation (the “Company”).
In consideration of the mutual covenants contained herein, the receipt and sufficiency of such consideration is hereby acknowledged and agreed, the Company and Executive agree as follows:
1.Employment. Effective as of the Effective Date:
a.Executive accepts employment as Chief Operating Officer of the Company. Executive shall perform such duties as are assigned by the Board of Directors of the Company (the “Board of Directors”) and/or as are otherwise normally associated with such position.
b.Executive shall report directly to the Chief Executive Officer of the Company. In carrying out Executive’s duties, Executive will exercise discretion and independent judgment. However, Executive’s conduct shall be consistent with, and in the best interests of, the Company’s business goals and objectives and in accordance with the authority and limitations on authority established in the Company’s charter and bylaws and by the Board of Directors from time to time.
2.Term of Employment. The parties acknowledge and agree that the initial term of this Agreement shall extend for three (3) years from the Effective Date and, unless terminated in accordance with Section 6, shall automatically renew for successive one (1)-year terms upon expiration of each preceding term. Notwithstanding the foregoing to the contrary, either party may avoid the automatic renewal of this Agreement for any reason by providing written notice of intent not to renew at least sixty (60) days before the end of the then current term of employment, it being understood that if the Company provides Executive with a notice of nonrenewal that does not state it is a nonrenewal for Cause, such notice shall be considered a termination of Executive’s employment by the Company without Cause (as defined in Section 6(c)) for purposes of this Agreement, including, without limitation, Section 7.
3.Extent of Services. Commencing on the Effective Date and continuing during the term of this Agreement, Executive shall devote to the Company an appropriate amount of Executive’s working time, attention, knowledge and skills as are necessary to perform the services required hereunder, and shall not engage in any other business activities which may interfere with Executive’s ability to completely perform the services required hereunder without first obtaining the written consent of the Board of Directors.
4.Compensation. For providing the services described in this Agreement, effective commencing on the Effective Date, Executive shall be compensated as follows:
a.Base Salary. Executive shall receive from the Company an annual salary of Three Hundred Sixty Thousand and 00/100 Dollars ($360,000.00) (the “Base Salary”). The Company shall deduct from such compensation any and all applicable taxes, withholdings, surcharges, and the applicable deductions. Commencing on January 1, 2015, the Base Salary shall be increased not less often than annually on January 1st of each succeeding year. The annual increase shall not be less than one hundred percent (100%) of the increase of the CPI for the immediately preceding calendar year over the CPI for the second preceding calendar year. For purposes of this Agreement, “CPI” means the Consumer Price Index-All Urban Consumers U.S. City Average (1982 - 1984 equals 100), as published by the U.S. Department of Labor’s Bureau of Labor Statistics.
b.Bonuses. Executive shall be eligible to participate in the Company’s performance based bonus program. The amount of the annual bonus opportunity is up to one-hundred percent (100%) of the Base Salary then in effect; provided, however the terms of the bonus program shall be negotiated each year between, and acceptable to both, Executive and the Company, and approved by the Board of Directors.

All bonuses will be paid no later than March 15th immediately following the calendar year in which the bonuses were earned.
c.Benefit Plans. Executive will be eligible to participate in those group medical, dental, or health insurance plans and pension or profit-sharing plans which the Company makes available to its senior level employees from time to time, subject to all terms and conditions of those plans and any amendments thereto, including without limitation, any and all provisions concerning eligibility for participation. Nothing in this Section 4(c) is intended to require the Company to offer benefits of any type, and the Company may choose to amend or discontinue any benefit program at any time in its sole discretion, except as stated herein.
d.Vacation. Executive shall be entitled to six (6) weeks of vacation per year, and may take no more than two (2) weeks of vacation consecutively.
e.Short Term Disability. In the event Executive terminates employment by reason of disability and is eligible for benefits under the Company’s group Long Term Disability Plan described in Section 4(f) (the “LTD Plan”), the Company will pay to Executive an amount equal to (i) the Base Salary then in effect pro-rated for the duration of the Elimination Period (as defined in Section 4(f)) (the “Salary Component”), reduced as provided in the last sentence of this Section 4(e), and (ii) any unpaid Bonus that, but for Executive’s termination, would have been paid during the Elimination Period (the “Bonus Component”). The Salary Component shall be paid in equal monthly installments for the Elimination Period and the Bonus Component, if any, shall be paid at the time bonuses are paid by the Company to senior executives generally. The amount of the Salary Component shall be reduced (but not below zero) by the amount of any benefits that Executive received pursuant to the Company’s generally applicable short term disability insurance program, if one exists.
f.Long Term Disability. The Company shall maintain a group Long Term Disability Plan (i.e., the “LTD Plan”) which provides benefits to Executive upon the determination of the insurance company insuring the LTD Plan that Executive is disabled under the terms of such plan. Benefits under the LTD Plan shall be equal to at least forty percent (40%) of Executive’s Base Salary then in effect up to a maximum benefit of Eleven Thousand and 00/100 Dollars ($11,000.00) per month with an elimination period of not longer than ninety (90) days (the “Elimination Period”).
g.Life Insurance Benefits. During the term of this Agreement, the Company shall maintain a term life insurance policy on Executive’s life in an amount equal to two-times the Executive’s Base Salary. Executive may designate the beneficiary of such policy.
h.Stock Options. Executive will be entitled to participate in the Advanced Disposal Waste Holdings Corp. 2012 Stock Incentive Plan, as amended from time to time (the “Stock Incentive Plan”), at two times (2x) Level 1 of the Stock Incentive Plan.
i.Relocation Expenses. The Company will reimburse or pay the relocation costs and expenses incurred by Executive in relocating from Charlotte, North Carolina to Jacksonville, Florida in an amount equal to One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000.00).
j.Reimbursement of Expenses. The Company will reimburse Executive for direct and reasonable out-of-pocket expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement in accordance with the Company’s employee expense reimbursement policies as in effect from time to time, subject to any documentary evidence or substantiation required under such policies. In addition, during the term of this Agreement, Executive will be entitled to: (i) an automobile allowance of One Thousand and 00/100 Dollars ($1,000.00) per month; and (ii) a cell phone allowance of up to Two Hundred and 00/100 Dollars ($200.00) per month, based on actual cost.
5.Covenants Against Competition and Confidentiality. As the Chief Operating Officer of the Company, Executive will be in a position requiring significant trust and confidence and exposing Executive to certain confidential and proprietary information. During the term of this Agreement, Executive may also develop information, data and processes to further the development of the Company’s operations. The Company is willing to employ the Executive and permit such exposures to and development by Executive only if Executive agrees to be bound by the covenants, restrictions, obligations and agreements set forth in this Section 5 (the “Covenants”). Executive acknowledges that the employment benefits, rights and compensation set forth herein represent good, valuable, fair and sufficient consideration for such Covenants.
a.Definitions. For purposes of this Agreement, the following terms have the specified meanings:
i.“Affiliate” shall mean any entity in which the Company owns, directly or indirectly, more than a twenty-five percent (25%) interest, or any entity that owns, directly or indirectly, more than a twenty-five percent (25%) interest in the Company, either as a partner, shareholder, joint venturer, limited liability company or other equity position or interest.
ii.“Confidential Information” shall mean the Company’s business information and materials, whether in oral, written, electronic or visual form, including without limitation, all such business information and materials relating to business policies, procedures, methods, customer accounts, customer relationships; inventions, patents, trademarks, and copyrights and respective applications; improvements, know-how, trade secrets, specifications and drawings, cost and pricing data; process flow diagrams; bills; customer, vendor and supplier information; products, manufacturing processes, and ideas; sales, financial, business plans, and marketing information, financial statements, balance sheets and other financial data and any other materials referring to the same. Confidential Information shall not include any information that is or becomes generally known by the public through no violation of the terms of this Agreement. The Company recognizes and agrees that Executive has substantial know-how and expertise in the Field of Business and agrees that Confidential Information shall not include such know-how and expertise as the Executive possesses as of the date of this Agreement.
iii.“Field of Business” shall mean the business of (A) the collection, transportation and disposal of solid waste; and (B) any other field of business that represents a material portion of the business conducted by the Company (including its subsidiaries and Affiliates) during the term of Executive’s employment.
iv.“Inventions” shall mean any new or useful art, discovery, contribution, finding or improvement or other tangible or intangible concepts, whether patentable, copyrightable, or otherwise, and all related know-how, which relates in any way to the present or prospective Field of Business or interests of the Company and which Executive makes, creates, conceives, reduces to practice, or contributes to or which Executive has made, created conceived, reduced to practice, or contributed to, whether now existing or in the future, during the period of Executive’s employment with the Company, including such Inventions conceived or reduced to practice prior to the execution of this Agreement, and for one (1) year following Executive’s employment with the Company. Inventions shall include but not be limited to all trade secrets, designs, discoveries, formulae, processes, manufacturing techniques, improvements and ideas. Inventions shall not include any information that is or becomes generally known by the public through no violation of the terms of this Agreement.
v.“Restricted Area” shall mean and include any geographic area in which (A) the Company (including its Affiliates) does business, and (B) Executive performs services for the Company or has supervisory authority.
vi.“Trade Secret” means any Confidential Information described above, without regard to form, which: (A) is not commonly known by or available to the public; (B) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to other persons who can obtain economic value from its disclosure or use; and (C) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

b.Covenants Against Competition and Solicitation.
i.Executive agrees that, during the course of Executive’s employment with the Company, Executive shall not accept alternative employment or engage in any independent and/or separate business activity in the Field of Business in the Restricted Area.
ii.Executive further agrees that during the term of Executive’s employment with the Company and for a period of two (2) years after Executive’s employment terminates pursuant to Section 6 for any reason, Executive shall not:

(1)
in the Field of Business within the Restricted Area, solicit business from, direct marketing activities to, or perform work relating to, any customer or prospective customer upon whom Executive called, or for whom Executive provided administrative or support services, on the Company’s behalf during the term of Executive’s employment with the Company;

(2)	become engaged in or employed by, directly or indirectly, any business entity which operates in or in any way does business in the Field of Business within the Restricted Area; or

(3)	be the owner of more than one percent (1%) of the outstanding equity of any business entity which operates in or in any way does business in the Field of Business within the Restricted Area.
iii.Executive further agrees that during the course of Executive’s employment with the Company and for a period of two (2) years after the termination of Executive’s employment with the Company for any reason whatsoever with or without Cause, Executive shall not, directly or indirectly do the following:

(1)
induce any customers, including former and prospective customers, of the Company to patronize any business entity that operates in the Field of Business within the Restricted Area (other than the Company); or

(2)	request or advise any customers of the Company, including prospective customers, to withdraw, curtail or cancel such customer’s business with the Company.
c.Covenants Concerning Confidentiality.
i.Executive acknowledges that Executive will use and/or have access to Confidential Information, including Trade Secrets, and that such information constitutes valuable, special and unique property of the Company.
ii.Executive agrees that, during the term of Executive’s employment with the Company, and following the termination of Executive’s employment for any reason whatsoever, Executive shall not disclose or divulge any Confidential Information, including Trade Secrets, to any person, corporation, or other entity for any reason or purpose whatsoever, except upon the direct written authorization of the Board of Directors, and that the Company shall be entitled to seek an injunction from a court restraining and enjoining Executive from the unauthorized disclosure of any such information.
d.Inventions.
i.Executive shall be required to promptly disclose all Inventions to the Company. Executive shall keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of the Company, and Executive shall surrender possession of such records to the Company at any time upon the Company’s request.
ii.Executive acknowledges that the Company is the lawful owner and creator of all Confidential Information, including Trade Secrets, and that the Company owns all rights, title and other interests thereto. Executive agrees that all Inventions shall be the sole and exclusive property of the Company upon conception and/or reduction to practice. Executive hereby assigns, grants, and conveys all rights, title and interest in and to all Inventions together with all copyrights, patents, trademarks and other proprietary rights associated therewith. No license or other rights, express or implied, are granted to Executive in the Inventions and Executive hereby disclaims the same. Both during the Executive’s employment with the Company and thereafter, Executive shall fully cooperate with the Company in the procurement, protection, and enforcement of any rights in any such Inventions, including but not limited to intellectual property rights that may arise in connection therewith. This shall include executing, acknowledging and delivering to the Company all documents or papers necessary to enable the Company to procure and protect such rights.
e.Surrender of Records. Executive agrees that, on termination of Executive’s employment pursuant to Section 6 for any reason, Executive will surrender to the Company in good condition all records, files, and other property of the Company in Executive’s custody or possession including, without limitation, the information identified in Sections 5(a)(ii) and (vi), as well any other information concerning the Company’s business that Executive acquired during Executive’s employment with the Company. If and when the employment relationship is terminated, and upon the Company’s request, Executive shall submit to an exit interview at a place and time to be designated by the Company. The Company has the right to request that Executive bring all items referenced in this Section 5(e) to the exit interview. The Company shall reimburse Executive for reasonable travel costs associated with attending the exit interview.
f.Interference with Company’s Employees. Executive further agrees that, during the term of Executive’s employment with the Company and for a period of two (2) years after the termination of Executive’s employment with the Company pursuant to Section 6 for any reason, Executive shall not, directly or indirectly:
i.induce or attempt to induce any employee of the Company (including its subsidiaries and Affiliates) to terminate his or her employment with the Company;
ii.interfere with or attempt to disrupt the relationship existing between the Company (including its subsidiaries and Affiliates) and its respective employees; or
iii.solicit, hire or assist in the solicitation or hiring away of any employee of the Company (including its subsidiaries and Affiliates) to become an employee of any other business entity with which Executive is associated.
g.Duration of Covenants. In the event that the Company commences an action in any court of law to enforce any of the Covenants, the running of any time period or limitation applicable to such Covenants shall be suspended and tolled pending final resolution of such legal action. The running of any unexpired time period shall resume either on the date when final judgment is rendered or when all appeals taken therefrom are concluded, whichever shall occur later.
h.Modification. No modification of the Covenants shall be valid unless such modification is in writing and signed by Executive and a duly authorized representative of the Company. If, however, any of the Covenants is held by a court to be unenforceable and/or overbroad, the parties acknowledge and agree that the defective term(s) shall be modified, but only to the extent necessary to comply with applicable law(s).
i.Disclosure to Prospective Employer. Executive agrees that, should Executive’s employment terminate pursuant to Section 6 for any reason, Executive will disclose the terms of the Covenants to any persons, corporations or other entities with whom Executive seeks employment or an engagement as a provider of services for compensation that operates in the Field of Business within the Restricted Area. Executive also recognizes that the Company has the right to make these Covenants known to others.
j.Affiliates. Executive may, from time to time at the direction of the Company, render services to its Affiliates and thereby be exposed to Confidential Information and Trade Secrets owned by them. The Covenants made by Executive shall be for the benefit of the Company and its Affiliates. Accordingly, this Section 5 may be enforced by either or all of the Company or its Affiliates.
k.Enforcement of Covenants.

i.Right to Injunction. Executive acknowledges that a breach of any of the Covenants will cause irreparable damage to the Company with respect to which the Company's remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the Covenants, Executive and the Company agree that the Company shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith by any court of competent jurisdiction, without requiring the Company to post any bond, in addition to remedies otherwise available to it at law or equity.
ii.Reimbursement following Breach. In the event that any court enters a final, non-appealable judgment that Executive has breached any of the Covenants, Executive shall reimburse the Company for any payments it makes pursuant to this Agreement subsequent to such breach. Any such reimbursements shall be in addition to any damages in the Company’s favor that the court may impose upon Executive.
iii.Recovery of Costs. In the event that the Company commences an action in any court to enforce any of the Covenants, the party against whom the court finds shall pay all expenses associated with such enforcement, including reasonable attorneys’ fees.
6.Definition of Termination Scenarios. Executive’s departure from the Company will be deemed one of the following: (a) For Cause; (b) due to Incapacitation; (c) Without Cause; (d) for Good Reason; (e) Voluntary; or (f) due to Death (which definition shall affect the payments to be made in accordance with Section 7):
a.Definition of For Cause. Executive’s departure from the Company shall be designated “For Cause” under the following circumstances:
i.Executive fails to comply with the policies, standards, and regulations that the Company, in its sole discretion, establishes and/or implements during Executive’s employment and Executive does not cure such failure within thirty (30) days following Executive’s receipt of written notice from the Board of Directors of the Company of such failure;
ii.Executive commits any act of fraud, dishonesty, or other acts of misconduct, including but not limited to violations or breaches of the Covenants, in the rendering of services on behalf of the Company;
iii.Executive fails to faithfully, diligently or properly comply with the reasonable requests of the person(s) to whom Executive reports and Executive does not cure such failure within thirty (30) days following Executive’s receipt of written notice from the Board of Directors of the Company of such failure;
iv.Executive fails to adequately perform the usual and customary duties of Executive’s employment and/or those duties typically associated with Executive’s position and Executive does not cure such failure within thirty (30) days following Executive’s receipt of written notice from the Board of Directors of the Company of such failure; or
v.Executive is convicted (including via a plea of nolo contendere) of a felony or commits any act which damages the reputation or causes public embarrassment to the Company, as determined in the sole discretion of the Board of Directors.
b.Definition of Incapacitation. Executive’s departure from the Company shall be designated due to “Incapacitation” upon Executive becoming physically and/or mentally incapacitated such that Executive cannot perform the essential functions of Executive’s job. The determination of whether Executive is capable of performing the essential functions of Executive’s job shall be based on (i) a determination of whether Executive is considered disabled under the LTD Plan described in Section 4(f) or (ii) if no LTD Plan is then in effect, if a physician that is mutually agreeable to the Company and Executive determines that Executive cannot perform the essential functions of Executive’s job, even with reasonable accommodation, for (A) any period of ninety (90) consecutive days or (B) one hundred fifty (150) days during any consecutive twelve (12)month period. If the Company and Executive cannot agree on the selection of a physician to make the determination of disability, then each of the Company and Executive will select one (1) physician and the two (2) physicians will select a third (3rd) physician who will determine whether the Executive is disabled. The determination of the physician selected in accordance with this Section will be binding on both the Company and Executive. Executive must submit to a reasonable number of examinations by the physician making the determination of disability, and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records and information. If Executive is not legally competent, Executive’s legal guardian or duly-authorized attorney-in-fact will act in the place of Executive in selecting a physician, submitting Executive to examinations, and providing the authorization of disclosure.
c.Definition of Without Cause. Executive’s departure from the Company shall be designated “Without Cause” if none of the circumstances listed in Section 6(a) are present and the Company terminates Executive’s employment.
d.Definition of Good Reason. Executive’s departure from the Company shall be designated for “Good Reason” if: (i) none of the circumstances listed in Section 6(a) are present; (ii) a Change of Control, as defined in Section 6(f), occurs; (iii) Executive provides the Company written notice of the Executive’s decision to terminate Executive’s employment for Good Reason ninety (90) days in advance of the date of such termination; and (iv) if any of the following scenarios exist:
i.Without the consent of Executive, Executive’s principal place of business is relocated to a location that represents a material change in geographic location (including without limitation an involuntary relocation that is more than fifty (50) miles from Executive’s current principal place of business at the Company);
ii.Without the consent of Executive there occurs a material diminution in Executive’s authority, duties, responsibilities, reporting position, or compensation; or
iii.Executive is terminated by the Company in connection with the Change of Control; provided, however, the ninety (90)-day notice requirement described above shall not apply.
e.Definition of Voluntary. Executive’s departure from the Company shall be designated “Voluntary” if none of the circumstances listed in Section 6(a) and Section 6(d) are present and only if Executive provides the Company written notice of the Executive’s decision to terminate Executive’s employment ninety (90) days in advance of the date of such termination.
f.Definition of Change of Control.    Executive’s departure from the Company shall be designated due to a “Change of Control” if there is a closing of a transaction that is (i) a sale of all or substantially all of the assets of the Company (other than in connection with financing transactions, or sale and leaseback transactions) to a person or entity that is not (A) ADS Waste Holdings, Inc.; (B) Highstar Capital II, LP, Highstar Capital III, LP and their respective affiliates; or (C) their managed funds and their affiliates and respective subsidiaries (a “Third Party”); (ii) a sale, series of sales, or merger or other transactions resulting in more than fifty percent (50%) of the voting stock of the Company or of any entity directly or indirectly controlling the Company being held by a Third Party; (iii) a transaction or provision that gives a Third Party the right to appoint a majority of the Board of Directors of the Company or of any entity directly or indirectly controlling the Company; (iv) an initial public offering or offerings of fifty percent (50%) or more of the common stock of the Company registered pursuant to the Securities Act of 1933, as amended; or (v) the liquidation or dissolution of the Company with respect to which there are or were distributable assets.
7.Payments Following Termination Under Certain Scenarios.
a.Payment Following Termination Without Cause or For Good Reason. If Executive’s employment is terminated Without Cause or For Good Reason and Executive executes a general release in a form acceptable to the Company (the “Release”), and such executed Release is delivered to the Company (and any period during which Executive may revoke such Release pursuant to applicable law has expired)

by the sixtieth (60th) day following the termination date (the “Release Delivery Date”), the Company agrees to pay Executive an amount equal to:
i.two (2) times Executive’s Base Salary (at the rate in effect as of the termination date) in twenty-four (24) equal monthly installments commencing ten (10) days after the Release Delivery Date, which shall be paid to Executive through the Company’s regular payroll;
ii.the pro rata share of Executive’s bonus as earned through the termination date, if any, in a lump sum, ten (10) days after the Release Delivery Date;
iii.two (2) times the bonus received by Executive during the fiscal year immediately preceding the fiscal year of Executive’s termination divided in twenty-four (24) equal monthly installments commencing ten (10) days of the Release Delivery Date, which shall be paid to Executive through the Company’s regular payroll; and
iv.Fifty Thousand and 00/100 Dollars ($50,000.00), net of taxes, for relocation services, in a lump sum, ten (10) days after the Release Delivery Date.
If Executive fails to execute and deliver the Release by the Release Delivery Date, and during any period during which Executive may revoke such Release pursuant to applicable law has not expired, Executive shall forfeit all rights to the termination payments set forth in this Section 7, and the Company shall have no obligation whatsoever to make such termination payments.
b.Payment Following Termination for Incapacitation or Death. If Executive’s employment is terminated for Incapacitation or as a result of death, and Executive executes and delivers the Release (if such termination is as a result of Incapacitation), and any period during which Executive may revoke such Release pursuant to applicable law has expired, by the Release Delivery Date, the Company will pay Executive an amount equal to:
i.one (1) times Executive’s Base Salary (at the rate in effect as of the termination date) in twelve (12) equal monthly installments commencing ten (10) days after the Release Delivery Date, which shall be paid to Executive through the Company’s regular payroll;
ii.the pro rata share of Executive’s bonus as earned through the termination date, if any, in a lump sum, ten (10) days after the Release Delivery Date; and
iii.one (1) times the bonus received by Executive during the fiscal year immediately preceding the fiscal year of Executive’s termination in twelve (12) equal monthly installments commencing ten (10) days following the Release Delivery Date, which shall be paid to Executive through the Company’s regular payroll.
c.Payment Following Voluntary Termination or Termination For Cause. If Executive’s employment is terminated For Cause or is Voluntary, the Company will pay the Executive only any accrued but unpaid salary owed to Executive through the termination date and unreimbursed expenses to which Executive may be entitled, proof of which will be required. If the voluntary termination is a retirement, as determined solely by the Board of Directors, and Executive executes and delivers the Release (if such termination is as a result of Incapacitation), and any period during which Executive may revoke such Release pursuant to applicable law has expired, by the Release Delivery Date, the Company shall also pay Executive an amount equal to Fifty Thousand and 00/100 Dollars ($50,000.00) for relocation services, in a lump sum, ten (10) days after the Release Delivery Date.
8.Miscellaneous.
a.This Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A of the Code, or an exemption or exclusion therefrom, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), to the extent applicable, and shall in all respects be administered in accordance with Section 409A; provided, that, for the avoidance of doubt, this provision shall not be construed to require a gross-up payment in respect of any taxes, interest or penalties imposed on Executive as a result of Section 409A. To the extent any provision or term of this Agreement is ambiguous as to its compliance with Section 409A, the provision or term will be read in such a manner so that such provision or term and all payments hereunder comply with Section 409A. To the extent Executive is a “specified employee” under Section 409A, no payment, distribution or other benefit described in this Agreement constituting a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) to be paid during the six-month period following Executive’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) will be made before the earlier of the date that is six months after the date of separation or the date of Executive’s death. Instead, any such deferred compensation shall be paid on the first business day following the earlier of the six (6)-month anniversary of Executive’s separation from service or the date of death of Executive. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision or term that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of this Agreement, Executive shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. Each payment under Sections 4(e) and 7 of this Agreement shall be treated as a separate payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
b.The section headings in this Agreement are for convenience only and are not intended to govern, limit or affect the meanings of the sections.
c.Executive represents and warrants to the Company that Executive is not under any obligation to any other party inconsistent with or in conflict with this Agreement, or which would prevent, limit or impair in any way Executive’s performance of Executive’s obligations hereunder.
d.This Agreement constitutes the entire understanding between Executive and the Company with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral, except as documents are specifically incorporated herein. Any prior employment agreement between Executive and the Company and any of its affiliates (including, without limitation any offer letters signed by Executive) will be terminated on the Effective Date.
e.Failure to insist upon strict compliance with any of the terms, covenants, or conditions set forth in this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other times.
f.If it is determined that any of the provisions of this Agreement is invalid or unenforceable, the remaining provisions shall survive and be given full force and effect.
g.The Company may assign this Agreement and, if assigned, the assignee has the right to seek enforcement of the Agreement.
h.All notices required to be given under this Agreement shall be in writing, shall be effective upon receipt, and shall be delivered to the addressee either in person or mailed by certified mail, return receipt requested.
i.This Agreement is entered into in the State of Florida and shall be governed by the laws of the State of Florida.

j.Any controversy or claim arising out of or relating to this Agreement, other than in connection with the Company’s rights under Section 5(k), shall be resolved by final and binding arbitration in accordance with the employment dispute arbitration rules of the American Arbitration Association then in effect, and judgment upon any award rendered by the arbitrator may be entered and a confirmation order sought in any court having jurisdiction thereof. Any arbitration shall be conducted in Jacksonville, Florida before a single arbitrator jointly appointed by Executive and the Company. In the event Executive and the Company are unable to agree on an arbitrator within fifteen (15) days of the notice of a claim from one to the other, Executive and the Company shall each select an arbitrator who together shall jointly appoint a third arbitrator who shall be the sole arbitrator for the controversy or claim. Unless otherwise determined by the arbitrator, the prevailing party shall be permitted to recover from the non-prevailing party, in addition to all other legal and equitable remedies, the costs of arbitration including, without limitation, reasonable attorneys’ fees and the expenses of the arbitrator(s) and the American Arbitration Association.
k.Executive acknowledges that Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with payments made under this Agreement (including without limitation any taxes arising under Section 409A(a)(1)(B) of the Code). The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes and, subject to the immediately succeeding sentence, any indebtedness due to the Company as agreed to and as scheduled between the Company and Executive. With respect to debts of Executive to the Company, the aggregate amount withheld by the Company under the immediately preceding sentence from payments due to the Executive under Sections 4(e) and/or 7 shall not exceed Five Thousand and 00/100 Dollars ($5,000.00) and must be taken at the same time and in the same amount as the debt otherwise would have been due from Executive. The Company shall have no obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes.
l.Executive further acknowledges that Executive has thoroughly read the terms of this Agreement and was aware of Executive’s right to seek advice of counsel before signing. Executive further acknowledges that, by signing this Agreement, Executive knowingly and voluntarily consents to the terms contained herein.
The undersigned have executed this Executive Employment Agreement as of the Effective Date.
COMPANY
ADS WASTE HOLDINGS, INC.,
a Delaware corporation

By:    _______________________
Name: Richard Burke
Its:    President

EXECUTIVE

___________________________________
John S. Spegal